Exhibit 10.14
Form of Employment Agreement, dated as of August 9, 2006, by and between
Robert Salomon and Ashton Woods USA, L.L.C.
     By memorandum dated April 30, 2006, our Board of Directors confirmed to Robert Salomon, our Chief Financial Officer, his annual salary, bonus calculation and certain severance payments if Mr. Salomon is terminated following a sale of the Company resulting in a change of control of our equity. On August 9, 2006, we entered into an employment agreement with Mr. Salomon, which addresses the provisions set forth in the memorandum in more detail. The agreement is for a term of five years ending August 2011, subject to automatic renewal for additional one-year terms absent notice of termination from either party. The employment agreement provides for an annual based salary of $200,000 and an annual bonus in an amount equal to 0.75% of our annual net income, calculated in accordance with generally accepted accounting principles and reflected in our annual audited financial statements, as adjusted to exclude initial start-up losses of any new division during the first two years of operation, imputed interest on equity, bonuses paid at the operational level and specific projects as agreed from time to time.
     The Agreement also provides for the following payments to Mr. Salomon upon termination of his employment:
•	Upon termination without cause, including upon expiration of the agreement, Mr. Salomon will be entitled to a severance payment equal to (a) one year of base salary and (b) a prorated amount of the bonus payable for the then current year through the date of termination.

•	Upon termination for any reason following the sale of the Company, irrespective of form, Mr. Salomon will be entitled to a severance payment equal to the greater of (a) the bonus paid pursuant to the employment agreement for the most recently completed fiscal year and (b) $500,000.
     The agreement also provides for termination with cause and upon death or disability, in which case Mr. Salomon will receive any accrued salary to the date of termination and any other benefits to which he is entitled under then existing benefit plans.